EXHIBIT 5.1

                     [LETTERHEAD OF GREENBERG TRAURIG, LLP]

                                November 1, 2006


Radial Energy Inc.
1313 East Maple St.
Bellingham, Washington 98225


Re: Registration Statement on Form SB-2


Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 13,333,333 shares (the "Shares") of your common stock, $.001 par value ("Common Stock").

         As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

         Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the Shares have been duly authorized by all necessary corporate action of Radial Energy, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the prospectus which is a part of the Registration Statement (the "Prospectus"), will be validly issued, fully paid and nonassessable.


         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus.


                                                      Very truly yours,


                                                      /s/ Greenberg Traurig, LLP
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